EXHIBIT 10.40

                              DISTRIBUTOR AGREEMENT


EFFECTIVE DATE:   January 2, 1996

PARTIES:
         Sparta Foods, Inc.
         2570 Kasota Avenue
         St. Paul, MN 55108
         Fax No. (612) 646-0711          ("Sparta")

         Catalina Specialty Foods, Inc.
         2550 Kasota Avenue
         St. Paul, MN 55108
         Fax No. (612) 647-6855          ("Distributor")

RECITALS:

     A. Distributor is a corporation whose majority shareholder is Mary Catherine Gooch and is a minority owned business.

     B. Sparta and Distributor desire to establish a relationship in which Sparta will sell and Distributor will purchase and resell Sparta's tortilla and tortilla chip products to certain customers agreed upon between the parties.

     C. Sparta and Distributor seek to assure a thorough understanding of the obligations assumed by each.

AGREEMENT:

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Exclusive Distributor. Subject to the terms and conditions of this Agreement, Sparta hereby grants Distributor the exclusive right to purchase tortillas and tortilla chips (the "Products") for resale to the customers agreed upon between the parties as evidenced in a writing executed by officers of both parties (the "Customers").

    2.  Purchase of Products.

     a. Purchase of Existing Inventory. Distributor shall purchase Sparta's inventory of Product produced for the Customers located at Sparta's facility and at Bell Cold Storage, St. Paul which exists on the effective date of this Agreement. Distributor shall accept delivery of such inventory of Product within fourteen (14) days after the effective date of this Agreement. Distributor shall pay Sparta for such inventory of Product at the prices set forth on Exhibit A on the date of delivery of the Product. If the existing inventory exceeds 15,000 cases, Sparta agrees to negotiate different payment terms for such excess inventory. Sparta agrees to deliver to Distributor a bill of sale for the inventory upon receipt of the purchase price.

     b. Rolling Forecasts and Product Orders. Distributor shall submit to Sparta a written four (4) week rolling forecast of its Product needs one week before the beginning of each four (4) week period during the term of this Agreement (the "Forecast"). Distributor shall update the Forecast on a weekly basis. Distributor shall submit a written purchase order for the ordered Products at least two (2) days before the requested delivery date.

     c. Cancellation of Orders/Return of Product. Distributor shall be required to accept delivery of Product tendered for delivery by Sparta pursuant to confirmed purchase orders. Distributor shall not cancel confirmed orders for the Products or return any Products ordered by it without Sparta's prior written consent.

     d. Terms and Conditions. This Agreement sets forth the exclusive contract terms between the parties and shall apply to all orders for the Products. Sparta rejects any terms in any order forms submitted by Distributor or Sparta or other Distributor or Sparta documents which are different from or additional to the provisions hereof and no such terms shall be binding upon Sparta or Distributor notwithstanding Sparta's acceptance and shipment of Products ordered in Distributor's orders containing such terms or Distributor's acceptance of any Products ordered or payment of any invoice which order acknowledgment or invoice form contain such terms.

3.       Prices and Payment.

     a. Prices. The prices for the Products payable by Distributor to Sparta are set forth on Exhibit B attached hereto. Sparta shall have the right to increase such prices upon delivery of forty-five (45) days written notice to Distributor to reflect verified increases in the cost to manufacture the Products. Sparta shall provide to Distributor written verification of its costs for production and sale of the Product to the extent the Customers require such information as evidenced in a written request from the Customer. Sparta agrees to reduce the prices of the Products to the extent that it incurs savings in the production of the Product due to volume purchases or other cost savings efforts of Distributor or the Customers. Distributor agrees to pass on all such cost savings to the Customers.

     b. Taxes; Shipping Costs. All prices are F.O.B. Sparta's St. Paul, Minnesota facility; therefore, Distributor shall pay any and all taxes, fees, duties or other governmental charges and for any and all shipment and shipping insurance costs.

     c. Payment. Distributor shall make all payments in U.S. dollars at Sparta's St. Paul, Minnesota facility by the tenth (10th) day after the date of Sparta's invoice. Invoices shall not be issued prior to the date of delivery. If Distributor fails to make any payment at the time required pursuant to the terms of this Agreement or Sparta otherwise has reasonable grounds to be insecure with regard to payment from Distributor, Sparta shall have the right to revoke or alter the above credit terms by delivery of written notice to Distributor. Distributor shall maintain at all times during the term of this Agreement a line of credit with a reputable bank of not less than Sixty Thousand Dollars ($60,000).

     d. Late Payment Fee/Collection Costs. Any amounts not paid by Distributor when due will be subject to a late payment fee computed daily at a rate equal to eighteen percent (18%) per annum or at the highest rate permitted under applicable usury law. In addition, Distributor shall be liable to Sparta for all costs incurred by Sparta in its collection of any amounts owing by Distributor which are not paid when due, including reasonable attorneys' fees and expenses, if Sparta is successful in its collection claim against Distributor.

4.       Delivery, Shipment and Inspection.

     a. Delivery and Shipment. Sparta shall hold the Products at its St. Paul facility for pick up by Distributor or Distributor's agent, as specified by Distributor. Distributor shall pick up all ordered Product within twenty four
(24) hours after Sparta notifies Distributor that such Product is ready for pick up. Sparta shall use its commercially reasonable efforts to inform Distributor of any changes in delivery times at least forty-eight (48) hours in advance of the scheduled delivery date. Title to and all risk of loss regarding the Products shall pass to Distributor upon delivery of the Products to Distributor or its designated carrier. Sparta shall not be responsible for delays or damages during shipment, and any carrier shall be solely the agent of Distributor. Distributor shall be responsible for all costs for shipping and warehousing the Products after Sparta tenders delivery of the Product to Distributor.

     b. Pallets. Distributor acknowledges that the pallets used for delivery of the Products are not owned by Distributor. Distributor and Sparta shall develop a pallet exchange program such that Distributor shall return emptied pallets to Sparta in a timely fashion so that Sparta maintain sufficient pallets on hand for delivery of the Products to Distributor. Distributor agrees to use reasonable care in securing the return of the pallets to Sparta.

     c. Inspection. Distributor shall visually inspect all Products immediately after arrival and shall notify Sparta in writing within two (2) business days after receipt of any shortages, improper Product mix, breakage or other damage that is visible upon delivery of the Product pallets. Any such shortages, nonconformances with the purchase order, or other damages to the Product not reported within such two (2) day period shall be forever waived by Distributor.

     d. Delivery Dates. Sparta shall use its commercially reasonably efforts to meet all scheduled delivery dates. However, all delivery dates for the Products are best estimates based upon prevailing conditions when given and Sparta shall not be in breach of this Agreement or otherwise liable to Distributor if it fails to meet any delivery dates.

     e. Force Majeure. Sparta shall not be liable to Distributor for any delay or failure of delivery or other performance caused in whole or in part by any contingency beyond Sparta's reasonable control, including without limitation, acts of God, acts of any government or any agency or subdivision thereof or shortage or inability to secure labor, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular sources. Sparta shall have the right to allocate Products between its various distributors and customers during a period of shortages without incurring any liability whatsoever to Distributor. Shortages of labor, raw materials, energy and supplies that are a result of financial difficulties of Sparta are not an event of force majeure.

5. Sparta's Rights and Duties. Sparta agrees to perform the following duties at its own expense:

     a. Permits, Licenses and Quality Control Standards. Sparta shall obtain all necessary governmental and other permits and licenses which may be required for Sparta to manufacture and sell the Products to Distributor. Sparta shall pass and be in compliance with all quality control standards and all inspections for manufacturing the Products as required by governmental agencies, at Sparta's expense. Sparta shall provide copies of all reports of such inspections, including certifications, to Distributor upon Distributor's written request. The Products shall have been frozen by Sparta to temperatures below 15 degrees Fahrenheit prior to delivery to Distributor.

     b.  Warranties.  Sparta  represents  and warrants to  Distributor  that the
Products:

     i. shall meet the written specifications, if any, provided by the Customers and disclosed by Distributor to Sparta, as amended from time to time;

     ii. shall be manufactured in compliance with all applicable federal, state and local regulations, including FDA regulations; and

     iii. shall be merchantable at the time and point of delivery in accordance with the then current FDA standards and the Hazardous Analysis Critical Control Point ("HACCP") standards.

     The exclusive remedy for breach of such warranty shall be, at Sparta's sole option, to either (i) replace the defective Product or (ii) refund to Distributor of the purchase price of such defective Product. No credits shall be taken by Distributor against its Product invoices for alleged breaches of this warranty without the prior written authorization of Sparta. EXCEPT AS EXPRESSLY PROVIDED IN THIS LIMITED WARRANTY, SPARTA MAKES NO REPRESENTATION OR WARRANTY TO DISTRIBUTOR OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OR TRADE OR ANY OTHER MATTER. ONLY AS CORPORATE OFFICER OF SPARTA HAS THE AUTHORITY TO BIND SPARTA TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY WHICH IS DIFFERENT FROM OR IN ADDITION TO THIS WRITTEN WARRANTY POLICY.

     c. Insurance. Sparta shall maintain products liability insurance covering the Products in a minimum amount of Two Million Dollars ($2,000,000). Sparta shall provide Distributor with insurance certificates evidencing such insurance coverage, which certificates shall name Distributor as an additional insured.

     d. Customer Contact. Distributor agrees that Sparta shall have the right to contact the Customers directly regarding the Products and the potential for the Customers to purchase additional Sparta products. Sparta agrees to provide Distributor with prior notice of any such contact.

     e. Access To Financial Information. Sparta shall allow Distributor and its accountants access to Sparta's books and records solely for the purpose of producing any financial information required to complete Distributor's minority certification.

6. Distributor's Duties. Distributor agrees to perform the following duties at its own expense:

     a. Promotion of Products. Distributor agrees to devote its best efforts to the active promotion and sale of the Products to the Customers. During the term of this Agreement, Distributor shall retain and maintain the services of Mary Catherine Gooch. Distributor shall maintain an inventory of Product equal to at least fifteen (15) days' Product requirements of the Customers. At the time of execution of this Agreement, such inventory levels shall be a minimum of 7,500 cases of tortillas.

     b. Altering Company's Literature or Packaging. Distributor agrees not to alter, in any way, Sparta's Products, the Product packaging or labeling or any Product literature without the prior written consent of Sparta.

     c. Handling of Products/Delivery and Loading Procedures. Distributor agrees to maintain the Products at all times at temperatures below 15 degrees Fahrenheit. Distributor agrees to cooperate with Sparta in establishing convenient delivery and loading schedules and procedures. Distributor shall obtain and maintain all necessary delivery trucks or other equipment as may be necessary (i) to transport and store the Product at temperatures below 15 degrees Fahrenheit and (ii) to handle and store the Products in accordance with all FDA and HACCP standards.

     d. Reports. Distributor agrees to submit to Sparta by Wednesday of each week a written report of its Product inventory, by pallet type for tortillas.

     e. Customer Complaints. Distributor agrees to immediately report to Sparta any customer complaints and, at Sparta's request, investigate and report on any complaints concerning the Products sold to the Customers.

     f. Product Warranties. Distributor shall not make any warranty or representation as to the Products or promise any remedies or return policies relating thereto which is different from or in addition to the warranties, representations, remedies and return policies contained in Sparta's written Product literature and Product packaging inserts, as amended from time to time.

     g.  Permits  and   Licenses.   Distributor   shall  obtain  all   necessary
governmental   and  other  permits  and  licenses  which  may  be  required  for
Distributor to sell the Products to the Customers.

     h. Laws and Regulations. Distributor shall conform to all applicable laws and regulations and to the highest business ethics in performing its obligations in accordance with the terms of this Agreement.

     i. Product Recall. If Sparta, any governmental agency or other proper authority issues a product recall of any of the Products, Distributor agrees to fully cooperate with Sparta in obtaining the removal of all such recalled Products from Distributor's inventory and the inventory of the Customer and in disposing of such recalled Product as Sparta so directs. Sparta agrees to reimburse Distributor for all direct out-of-pocket costs and expenses actually incurred by Distributor as a result of securing the removal of and disposing of such recalled Products.

7.       Exclusive Relationship/Noncompete/Rights of First Refusal.

     a. Competitive  Products.  Except as otherwise  expressly  provided in this
Section 7, Distributor and its shareholders, jointly and severally, agree not to sell, handle, promote or be involved, directly or indirectly, in the offering for sale, promotion or manufacture of any Mexican food product which competes with any Mexican food product sold by Sparta, including the Products. This covenant not to compete shall be interpreted to prohibit, without limiting the generality of the foregoing, Distributor and each of its shareholders from serving as a shareholder, partner, director, officer, employee, agent of or independent contractor to, any person or entity which manufactures, sells or promotes any Mexican food product which competes with any Mexican food product sold by Sparta.

     b. Sparta's Prospective Accounts/Distributor's Right of First Refusal. Sparta agrees to notify Distributor of any prospective account who desires to purchase any of Sparta's Mexican food products through a minority owned business. Sparta and Distributor agree to negotiate in good faith to establish the terms on which Distributor would purchase such products from Sparta and would act as Sparta's distributor for resale of such products to such prospective account. If the parties are unable to agree on the terms of such a distribution relationship within a period of forty five (45) days after Sparta's delivery of written notice of such prospective account, Sparta shall be entitled to sell directly or grant a third party the right to sell the Products to such prospective account, but not on price and/or payment terms more favorable to such third party than offered by Sparta to Distributor during their failed negotiation sessions.

     c. Distributor's Prospective Accounts/Sparta's Right of First Refusal. Distributor agrees to notify Sparta of any prospective account who desires to purchase any Mexican food product which Sparta sells or is capable of selling. Sparta and Distributor agree to negotiate in good faith to establish the terms on which Distributor would purchase such products from Sparta and would act as Sparta's distributor for resale of such products to such prospective account. If the parties are unable to agree on the terms of such a distribution relationship within a period of forty five (45) days after Distributor's delivery of written notice of such prospective account, Distributor shall be entitled to manufacture and sell its own or to sell a third party's products to such prospective account (but not on price and/or payment terms more favorable to such third party than offered by Distributor to Sparta during their failed negotiation sessions), without being in breach of Distributor's noncompete provisions set forth in subsection a. above.

     d. Sparta's Obligations. During the term of this Agreement, Sparta agrees to not sell or supply the Products, directly or indirectly, to the Customers or to the customers of Distributor for which Sparta did not successfully exercise its right of first refusal under the provisions of Section 7.c. above.

     e. Sparta's Failure to Deliver Product. If Sparta is unable to supply and/or deliver the Products to Distributor in the quantities requested by Distributor and submitted by Distributor in purchase orders, for whatever reason, including events of force majeure, Distributor may purchase the same type of product from a third party for resale to the Customers during the period Sparta is unable to supply the Products without being in violation of the noncompete provisions set forth in subsection a. above. Distributor shall immediately stop purchasing such competing product upon delivery of written notice from Sparta that Sparta is once again able to supply the Products to Distributor.

     f. Injunctive Relief/Reasonableness. Sparta and Distributor stipulate and agree that the remedy at law for breach of the covenants contained in this
Section 7 would be inadequate and that both parties shall be entitled to injunctive relief to enforce these provisions. Sparta and Distributor further stipulate and agree that the prohibitions contained herein are reasonable as to time and area, and they specifically waive any objection to the reasonableness of said prohibitions.

     8. Trademarks, Patents and Use of Name. Except as expressly provided in this Section, Distributor acknowledges that Sparta is not by this Agreement granting any right or license whatsoever, by implication, estoppel or otherwise, to Distributor to utilize any information, know-how, proprietary data, trademarks or patent rights which Sparta may have or may secure in the future relating to any of the Products. Distributor agrees not to use Sparta's name, any other similar name, the Cruz(R) trademark or any other trademark of Sparta, except in letterhead or other media promoting the Products which is approved in writing by Sparta prior to its use or dissemination. Distributor may not use Sparta's name, the Cruz(R) trademark or any of Sparta's other trademarks in its corporate or business name, or in any other manner which Sparta deems adverse to its interests; provided, however, Distributor shall have the limited right to continue to use the name "Cruz Distributing, Inc." for transition purposes with its existing customers and suppliers for a period not longer than ninety (90) days after the Effective Date of this Agreement.

9.       Confidential Information.

     a. Definition. "Confidential Information" means any information or compilation of information, not generally known, which is proprietary to the disclosing party including, but not limited to, trade secrets, inventions, know-how and information contained in or relating to research, development, product designs, product recipes, manufacturing methods, processes and techniques, other non-public product information, computer programs, source codes, purchasing, sales techniques, marketing plans or proposals, accounting and financial information, existing or potential customer lists and all other customer information. Information shall be treated as Confidential Information irrespective of its source and all information which the disclosing party identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information.

     b. Nondisclosure. During the term of this Agreement and at all times thereafter, the receiving party and its shareholders, directors and employees agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for the receiving party's own or another's benefit any Confidential Information or permit the same to be used in competition with the disclosing party. The receiving party agrees to refrain from such acts and omissions which would reduce the value of the Confidential Information to the disclosing party.

     c. Employees. The receiving party agrees to secure from each of its employees and shareholders given access to the Confidential Information of the disclosing party a written confidentiality agreement in a form substantially similar to the provisions of this Section and in a form reasonably acceptable to the disclosing party, a copy of which agreement shall be delivered to the disclosing party prior to any disclosure of the Confidential Information to such employee or shareholder.

10. Independent Contractor.

     a. Relationship. Distributor is and shall remain an independent contractor and is not and shall not be deemed to be an employee, joint venturer, partner or franchisee of Sparta for any purpose whatsoever. Accordingly, Distributor shall be exclusively responsible for the manner in which it performs its duties under this Agreement and for the profitability or lack thereof of its activities under this Agreement. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. Distributor does not have, and shall not represent itself as having, any right or authority to obligate or bind Sparta in any manner whatsoever.

     b. Employee Obligations. Distributor shall be solely responsible to its own employees for any compensation due them and for compliance with all applicable laws with respect to workmen's compensation, withholding taxes, unemployment compensation, social security payments, and any other charges against compensation imposed by any governmental authority as to Distributor's own employees. Distributor agrees to provide proof of workmen's compensation coverage for its employees upon the request of Sparta.

11.      Indemnification.

     a. By Distributor. Except to the extent of Sparta's indemnification obligations under Section 11.b., Distributor shall indemnify and hold Sparta harmless from any and all loss, damage, liability, cost or expense (including, without limitation, reasonable attorneys' fees and expenses) which Sparta may incur or suffer as a result of any claim of any kind whatsoever arising after the Effective Date of this Agreement, out of:

     i. any claim for breach of warranty based upon any warranty or representation for the Products given or purportedly given by Distributor, its employees, agents or representatives which is different from or in addition to the written limited warranty set forth in Section 5.b. herein;

     ii. any third party claim for personal injury or death caused by or arising out of a defect in the Products caused by the improper storage, handling or other act or omission of Distributor, its employees, agents or representatives;

     iii. any claim by a Customer for breach of warranty based upon a defect in the Products caused by any act or omission by Distributor, or its employees, agents or representatives; or

     iv. any claim or demand arising from the employment or engagement by Distributor of any person, company or corporation.

     b. By Sparta. Except to the extent of Distributor's indemnification obligations under Section 11.a., Sparta agrees to indemnify and hold Distributor harmless from and against all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) suffered or incurred by Distributor resulting from a third party claim for personal injury or death caused by or arising out of the consumption of the Products, except to the extent of Distributor's indemnification liability to Sparta in subsection a. above.

     c. Notification. The above indemnification obligations shall be effective only if the party claiming the right to indemnification promptly notifies the indemnifying party of such potential claim, but in no event less than twenty
(20) business days after the indemnified party's receipt of any summons and complaint relating to such claim.

12. Term. This Agreement shall commence as of the Effective Date set forth on the first page hereof and shall continue through December 31, 1996, (the "Initial Term") and shall thereafter automatically renew for successive one (1) year terms, until terminated under the provisions of Section 13 below

     13. Termination. This Agreement may be terminated prior to the expiration of its term pursuant to any of the following provisions:

     a. Without Cause. Either party may terminate this Agreement at any time with or without cause effective one hundred eighty (180) days after delivery of written notice to the other party.

     b. Breach of Agreement. Either party may terminate this Agreement by delivery of written notice to the other party if the other party breaches any of the terms and conditions of this Agreement; provided, however, if the breach is curable such notice shall not be effective unless and until such breach remains uncured for a period of thirty (30) days after delivery of such notice. If the breach is nonpayment by Distributor of monies due to Sparta, the cure period shall be ten (10) business days not thirty (30) days.

     c. Extended Period of Nondelivery. Either party may terminate this Agreement by delivery of written notice to the other party if an event of force majeure prevents Sparta from delivering Products to Distributor and continues such that Sparta is unable to deliver Product to Distributor for a period of thirty (30) days. Distributor shall have the right to terminate this Agreement by delivery of written notice to Sparta if Sparta is unable to deliver the Products for whatever reason for a period of thirty (30) days or routinely fail to meet scheduled delivery dates for the Products.

     d. Change in Management/Minority Certification. Sparta may terminate this Agreement at any time effective immediately upon delivery of written notice to Distributor (i) if the general management, ownership, or control of the Distributor changes in any material way without Sparta's prior written consent,
(ii) if Mary Catherine Gooch is not actively employed by Distributor or, (iii) if Distributor is unable to secure minority business certification within four
(4) months after the effective date of this Agreement, or thereafter, Distributor loses its minority business certification.

     e. Insolvency. Either party may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) ceases to actively conduct its business, (ii) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy, (iii) becomes unable to pay its debts as they become due, (iv) makes a general assignment for the benefit of its creditors or (v) applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within thirty (30) days of such appointment.

14. Effect of Termination. Following termination of this Agreement for any reason, the following provisions shall apply:

     a. Return of Confidential Information. Each party shall within ten (10) days after request by the other party, return to the other party all copies of materials and documents or copies thereof containing any Confidential Information of the other party.

     b. Payment Obligations. Distributor shall promptly pay when due any amounts owing to Sparta on orders of the Products accepted by Sparta prior to the effective date of termination and which have been produced or are work in process, as of the effective date of termination. Sparta shall credit all amounts previously invoiced for proven defective Product delivered to Distributor which has not yet been replaced or credited.

     c. Repurchase of Product Inventory. Sparta shall have the option, exercisable in its sole discretion, to repurchase from Distributor any current, undamaged Product inventory. Sparta shall pay to Distributor the original purchase price paid by Distributor for such Products less all taxes, shipping and handling costs within ten (10) days after receipt of the purchased inventory.

     d. Sale of Non-purchased Inventory. Distributor shall have the right to sell any Products in its inventory which are not repurchased by Sparta as provided in subparagraph c. above.

     e.  Continuing  Obligations.  For a  period  of six (6)  months  after  the effective date of termination of this Agreement (unless this Agreement is terminated by Distributor pursuant to the terms of Section 13(b), 13(c) or 13(e) herein or by Sparta pursuant to Section 13(a)), Distributor and its shareholders, jointly and severally, agree to not, directly or indirectly, promote, solicit the sale of or sell to a Customer any product which competes with any of the Products. In addition such nonsolicitation provisions shall not apply if Sparta terminates this Agreement based upon Distributor's failure to obtain minority certification, provided such failure is due to reasons solely related to the historical operation of Cruz Distributing, Inc. as documented in writing by the agency or organization engaged by Distributor to provide certification). The obligations of the parties under Sections 8, 9, 11 and 14 herein shall survive the termination of this Agreement and shall continue in full force and effect.

15.      General Provisions.

     a. Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly delivered: (i) when received if delivered by hand or telegram; (ii) the same day if delivery by facsimile sent no later than 4:00 pm (receiver's time) on a business day; (iii) the next business day if sent by facsimile on a nonbusiness day or after 4:00 pm (receiver's time) on a business day; (iv) one (1) business day after placement with a reputable overnight carrier for next morning delivery; or (v) four (4) business days after depositing if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the address set forth on the first page of this Agreement. If a party changes its address or facsimile number, it shall notify the other party of such different address or facsimile number pursuant to the provisions of this Section.

     b. Entire Agreement. This Agreement, together with the Exhibits A and B, constitutes the entire agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof, including, without limitation, that certain Distributor Agreement between Cruz Mexican Foods, Inc., La Canasta of Minnesota, Inc. and Cruz Distributing, Inc. dated August 2, 1993 and that certain License Agreement between Cruz Mexican Foods, Inc. and Cruz Distributing, Inc. dated August 2, 1993.

     c. Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

     d. Assignment. Distributor shall not assign, transfer or sell all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of Sparta. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Sparta and of any permitted successors and assigns of Distributor as provided above.

     e. Severability and Interpretation. In the event that a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

     f. Controlling Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Minnesota.

16.      Arbitration.

     a. Definition of Dispute. Any dispute, claim or controversy arising out of or relating to this Agreement, including any action in tort, contract or otherwise, at equity or at law, and any claims of fraud in the inducement (a "Dispute"), shall be resolved in a manner set forth in this Section 16. If the Dispute, however, is one of nonpayment by Distributor for Product delivered by Sparta to Distributor hereunder, Sparta shall be entitled to elect to bring suit in a court of appropriate jurisdiction rather than resolving such Dispute in the manner set forth in this Section 16.

     b. Negotiations. Either party may initiate negotiation proceedings by writing a letter to the other party setting forth the particulars of the Dispute, the terms of the contract that are involved and the suggested resolution of the Dispute. If the Dispute is not resolved within thirty (30) days after delivery of the initial written letter setting forth the particulars of the Dispute, either party may deliver written notice to the other party demanding submission of such Dispute to binding arbitration conducted pursuant to the provisions of this Agreement and the commercial arbitration rules of the American Arbitration Association ("AAA"), except to the extent such AAA rules are inconsistent with the provisions of this Agreement. Even though the arbitrator(s) shall apply the AAA rules, the arbitration shall not be conducted by the AAA.

     c. Appointment of Arbitrator(s). The case shall be submitted to a single arbitrator who shall be a retired state or federal judge or an attorney who has practiced in the area of business litigation or in the substantive area of law related to this Agreement, for at least ten (10) years. Each party shall submit a list of three (3) arbitrators to the other party within ten (10) days after the initiating party has delivered a written notice to the other party demanding arbitration of the Dispute. From the combined list, the parties shall mutually agree on the arbitrator. Should the parties be unable to agree on the choice of an arbitrator within thirty (30) days after delivery of the written notice demanding arbitration, the arbitrator shall be selected by the Director of the Minneapolis office of the American Arbitration Association.

     d. Location/Costs. The site of the arbitration shall be in the metropolitan area of Minneapolis/St. Paul in the state of Minnesota. The exact location within such metropolitan area shall be designated by the arbitrator(s). The costs and fees of the arbitrator(s) and the costs and fees of each party incurred in such arbitration shall be paid by the non-prevailing party.

     e. Discovery/Interim Relief. The arbitrator(s) shall allow the parties to conduct limited discovery. Either party may apply to any court having jurisdiction hereof seeking injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

     f. Final Award. The arbitrational award shall be final and binding upon the parties and may be entered and enforced at any court having jurisdiction. Each party hereby submits to personal jurisdiction of the federal courts located in the State of Minnesota, U.S.A. and consents to the entry of the arbitration award in such courts and in the appropriate courts located in any other state of a party's residence.

     The parties have executed this Agreement in the manner appropriate to each to be effective the day and year entered on the first page hereof.

                                      CATALINA SPECIALTY FOODS, INC.
                                            ("Distributor")


                                      By /s/ Mary Catherine Gooch
                                      Mary Catherine Gooch, President

                                      SPARTA FOODS, INC.
                                        (the "Company")

                                      By /s/ Joel P. Bachul
                                        Joel P. Bachul, President & CEO


     The undersigned do hereby agree to be bound by the provisions of Section 7(a), Section 9 and Section 14(e) of the above Distributor Agreement.

                                       /s/ Mary Catherine Gooch
                                        MARY CATHERINE GOOCH

                                       /s/ Harold E. Gooch
                                        HAROLD E. GOOCH


     The undersigned, officers of Sparta Foods, Inc., do hereby agree to be bound by the provisions of Section 9 of the above Distributor Agreement.

                                       /s/ Joel P. Bachul
                                       JOEL P. BACHUL, President & CEO